EX-99.B10


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-96785 of First MetLife Investors Variable Annuity Account One of First MetLife Investors Insurance Company (the Company) on Form N-4 of our report dated March 7, 2003, relating to the financial statements of the Company, and our report dated April 4, 2003, relating to the financial statements of the sub-accounts of First MetLife Investors Variable Annuity Account One, appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 25, 2003